Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION RELEASES FOURTH QUARTER AND FISCAL

YEAR 2006 RESULTS OF OPERATIONS AND REPORTS REVIEW OF HISTORICAL STOCK

OPTION PRACTICES

ISSAQUAH, Wash., October 12, 2006 - Costco Wholesale Corporation (Nasdaq: COST) announced today its results of operations for the 17 weeks (fourth quarter) and the 53 weeks (fiscal year) ended September 3, 2006, and reported on a review of the Company’s historical stock option practices.

Net sales for the 17-week fourth quarter ended September 3, 2006, increased 19%, to $19.50 billion from $16.37 billion during the 16-week fourth quarter ended August 28, 2005. Comparable warehouse sales during the 17-week fourth quarter of fiscal 2006 increased 8% over the comparable 17-week period in the prior fiscal year. Net sales for fiscal 2006, the 53 weeks ended September 3, 2006 were $58.96 billion, an increase of 14% from $51.88 billion during the prior 52-week fiscal year ended August 28, 2005. Comparable warehouse sales increased 8% over the comparable 53-week period of the prior year.

Net income for the 17-week fourth quarter was $355.6 million, or $.75 per diluted share, compared to $354.7 million, or $.73 per diluted share, during the 16-week fourth quarter of fiscal 2005, As previously disclosed, the fiscal year 2005 fourth quarter results included several non-recurring items that in the aggregate positively impacted reported earnings by approximately $.07 per share. Exclusive of these items, the Company estimated its “normalized” fourth quarter 2005 earnings per diluted share figure was $.66. Earnings per diluted share in the fourth quarter of fiscal 2006 represent a 14% increase over that figure.

According to Richard Galanti, Chief Financial Officer, “Several factors enabled earnings results to be better than we anticipated six weeks ago in the August 30th release: recognition of income tax benefits in connection with reserves previously established, which more than offset the $14 million income tax charge previously disclosed; stronger-than-planned operating results in the final 5-week period of the fiscal quarter; improved gasoline profitability in the final week of the quarter; and lower than expected costs related to workers’ compensation and other expense accruals.”

Net income for fiscal 2006 increased to $1.10 billion, or $2.30 per diluted share, from $1.06 billion or $2.18 per diluted share, during fiscal year 2005. As previously disclosed, the fiscal year 2005 results also included several non-recurring items that in the aggregate positively impacted reported earnings by approximately $.14 per diluted share. Exclusive of these items, the Company estimated its “normalized” fiscal year 2005 earnings were $2.04 per diluted share. The current year’s earnings per diluted share represent an increase of 13% over that figure.

Review of Stock Option Grant Practices

Following publicity regarding the granting of stock options, the Company initiated an internal review of its historical stock option grant practices to determine whether the stated grant dates of options were supported by the Company’s books and records. As a result of this preliminary review, a special committee of independent directors was formed, consisting of Daniel J. Evans, William H. Gates, and Charles T. Munger. The special committee engaged independent counsel and forensics experts, and comprehensively reviewed all equity grants made during the years 1996 through 2005. In late September, the special committee reported its conclusions and recommendations to the board of directors, which, after further review, adopted these conclusions and recommendations.

The review identified no evidence of fraud, falsification of records, concealment of actions or documentation, or intentional deviation from generally accepted accounting principles. The review indicated that, in several instances, it was impossible to determine with precision the appropriate measurement date for specific grants. For these grants it was feasible only to identify a range of dates that includes the appropriate measurement dates, where some dates in the range are after the recorded grant date.

The subject grants were made to over one thousand of the Company’s employees, including, among others, the Company’s warehouse managers and buyers. None of the options in which the review identified imprecision in the grant process were issued to the Company’s chief executive officer, chairman, or non-employee directors, except in April 1997 both the chief executive officer and the chairman received, as part of a broad grant to hundreds of employees, one grant subject to imprecision that may have benefited each by up to $200,000. Other grants subject to imprecision were made to a director who serves as executive vice president and chief financial officer and to a director who had no role in the determination of any grant date, but who serves as senior executive vice president and chief operating officer.

Based on the findings of this independent review, the Company does not anticipate any restatement of its previously filed financial statements. Consistent with a recent Staff Accounting Bulletin of the United States Securities and Exchange Commission, the Company has transferred $116.1 million of net worth shown on its balance sheet from retained earnings to paid-in capital and increased its deferred tax asset account by $31.5 million. The Company’s total net income over the ten-year period reflected in these adjustments was approximately $6 billion. Fiscal 2006 stock option expense has been increased by $2 million (after-tax) as a result of the review. Given the lack of historical documentation, it is not possible to precisely determine the amount of the adjustments that should be made. The actual adjustments made are based on assumptions that are more likely to overstate than understate the effects of the imprecisions identified in the Company’s option grants. At present, the Company believes that impacts to the Company’s historical federal income tax filings arising from the review will be less than $2 million.

As previously disclosed, the Company has in other respects taken a conservative position with regard to stock options. Beginning with fiscal year 2003, the Company voluntarily expensed option grants prior to any formal obligation to do so. In June 2006, for reasons unrelated to the above-described review, the Company also ceased the granting of options in favor of restricted stock units. The Company has determined to establish standing equity grant dates, applicable to its restricted stock units, to option grants, in the event the Company decides to offer option grants, and to any other form of equity grant, to be set as the fifth trading day following the release of quarterly or annual earnings results, with any exceptions from that policy requiring the prior formal approval of the board’s Compensation Committee. The Company has also informed the United States Securities and Exchange Commission of the special committee’s investigation and conclusions and will cooperate fully in the event of any inquiry.

CEO Jim Sinegal commented: “I take full responsibility for the fact that the administration of our stock option program did not live up to the high standards we follow in other aspects of our business. We believe that the steps we have taken should put this issue behind us both from a financial statement and a controls standpoint.”

Costco currently operates 488 warehouses, including 359 in the United States and Puerto Rico, 68 in Canada, 18 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 29 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional 15 to 16 new warehouses prior to the end of calendar year 2006.

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

A conference call to discuss these fiscal 2006 fourth quarter and year-end results, is scheduled for 8:00 a.m. (PDT) today, October 12, 2006, and is available via a webcast on www.costco.com (go to Customer Service, About Costco, webcasts and click on the “Play Webcast” icon).

The release from last year’s fourth quarter can be viewed at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-newsArticle&ID=764809&highlight

The release from August 30, 2006 can be viewed at:

http://phx.corporate-ir.net/phoenix.zhtml?c=83830&p=irol-newsArticle&ID=900267&highlight

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203
Bob Nelson, 425/313-8255
Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	17 Weeks Ended September 3, 2006	16 Weeks Ended August 28, 2005	53 Weeks Ended September 3, 2006	52 Weeks Ended August 28, 2005
REVENUE
Net sales	$19,495,727	$16,370,125	$58,963,180	$51,879,070
Membership fees	379,494	339,811	1,188,047	1,073,156

Total revenue	19,875,221	16,709,936	60,151,227	52,952,226
OPERATING EXPENSES
Merchandise costs	17,476,424	14,654,749	52,745,497	46,346,961
Selling, general and administrative	1,867,969	1,570,596	5,732,141	5,061,339
Preopening expenses	15,082	10,374	42,504	53,230
Provision for impaired assets and closing costs, net	1,632	6,593	5,453	16,393

Operating income	514,114	467,624	1,625,632	1,474,303
OTHER INCOME (EXPENSE)
Interest expense	(3,244)	(7,339)	(12,570)	(34,437)
Interest income and other	43,839	38,568	138,355	109,096

INCOME BEFORE INCOME TAXES	554,709	498,853	1,751,417	1,548,962
Provision for income taxes	199,110	144,154	648,202	485,870

NET INCOME	$355,599	$354,699	$1,103,215	$1,063,092

NET INCOME PER COMMON SHARE:
Basic	$0.76	$0.74	$2.35	$2.24

Diluted	$0.75	$0.73	$2.30	$2.18

Shares used in calculation (000’s)
Basic	465,542	476,636	469,718	473,945
Diluted	474,449	491,392	480,341	492,035
Dividends per share	$0.130	$0.115	$0.49	$0.43